                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934


                                               Commission File Number: 333-16397

                            FDIC REMIC Trust 1996-C1
 ................................................................................
             (Exact name of registrant as specified in its charter)

                     c/o State Street Bank and Trust Company
                            Corporate Trust Division
                               225 Franklin Street
                                Boston, MA 02110
                                 (617) 664-5330
 ................................................................................
   (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

Commercial Mortgage Pass-Through Certificates, Series 1996-C1, Class I-A,
            Class I-B, Class I-C, Class I-D, Class II-A, Class II-B,
                      Class II-C, Class I-XS, Class II-XS

 ................................................................................
           (Titles of each classes of securities covered by this form)

                                      None

 ................................................................................
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule g-4(a)(1)(i)    [   ]       Rule 12h-3(b)(1)(ii)   [   ]

          Rule g-4(a)(1)(ii)   [   ]        Rule 12h-3(b)(2)(i)   [   ]

           Rule g-4(a)(2)(i)   [   ]       Rule 12h-3(b)(2)(ii)   [   ]

         Rule 12h-3(b)(1)(i)   [   ]                 Rule 15d-6   [ X ]




 Approximate number of holders of record as of the certification or notice date:
               11 (As of December 31, 1997 and December 16, 1998)

 ................................................................................
  Pursuant to the requirements of the Securities exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: December 16, 1998            FDIC REMIC Trust 1996-C1
                              By:  State Street Bank and Trust Company,
                                   as Trustee and not individually


                              By:  /s/ Julie Kirby
                                 ---------------------------------------
                                   Julie Kirby, Assistant Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.